Exhibit 4.15

No.________________

Labor Contract

(English Translation)

Party A: Henan Green Complex Materials Co., Ltd  Nature:_____ ____________________

Address: No.1 Shuanghu Development Zone, Xinzheng City

Party B: __________________  Gender:_____________  Birth Date:__________________

Residence Address:__________________________________________________________

ID Number:________________________________________________________________

Party A: Henan Green Complex Materials Co., Ltd

Party B:__________________________________

In accordance with the Labor Law of the People’s Republic of China and the relevant laws, regulations and rules, on the base of voluntary compliance, equality and negotiation, Party A and Party B agree to enter into this contract.

I.	Term of Contract

The type of this labor contract is _________.  The term of this contract is from ____ to ________, including the probationary period ___ months from ____ to ________.

II.	Content of the Work

1.	According to the needs of production, Party B’s position is for Henan Green Complex Materials Co., Ltd, and Party A will provide necessary working conditions to Party B;

2.	Party B shall obey the job type, position arranged by Party A, and complete the required quantity, quality and assignment according to Party A’s production task and responsibility rules.

3.	The duty of Party B is the assignment of this position and other temporary assignment assigned by the company.

4.	With the mutual consent, Party A may rearrange the job type and position of Party B in accordance with the production requirements.

III.	Employment Protection and Working Conditions

1.	Party A shall establish completed labor safety and hygiene system, operating instruction and code of conduct, and provide Party B with labor safety and hygiene education.

2.	Party A shall provide Party B with the environment in compliance with the nationally required safety and hygiene conditions and necessary labor protection supplies.

3.	Party A shall provide physical check for Party B who engaging in occupational hazard work in compliance with the national requirement.

4.	Party A shall provide special protection for female employees and under-aged employees in compliance with the national requirement.

5.	Party B shall strictly comply with the labor safety rules during the work, and Party B has the right to refuse to obey any command against rules by Party A’s management.

6.
If Party A arrange Party B to do special work, Party A shall provide special training for Party B and Party B acquires the qualification of the special work, or Party B has already been trained and acquired the qualification of the special work.

IV.	Work Time and Vocation

1.	Party A will arrange the working hours for Party B

(1)
The working system that Party A implements is no more than 8 hours per day.  Party A can prolong work hours due to needs of production or businesses after consultation with the trade union and Party B.  The work hours to be prolonged, in general, will be no longer than one hour a day, or no more than three hours a day if such prolonging is called for due to special reasons and under the condition that the physical health of Party B is guaranteed. The work time to be prolonged shall not exceed, however, 36 hours a month.

(2)	If Party A implements the comprehensive work time or non-fixed work time approved by labor authority, the work time will be implemented according to the national requirements.

2.	Party A shall ensure the rest rights of Party B according to the national requirements;

3.	Party A shall arrange the rest of Party B during the national holiday;

4.	Party B is entitled to enjoy the paid annual leave when he/she works for no less than one year.

V.	Employment Compensation

1.	When Party B finished the work assigned by Party A, Party A shall pay Party B the salary in legal tender and in full at least one time per month. The payment day is 15th of each month;

2.	The standard and method of salary paid by Party A to Party B is basic salary plus performance salary;

3.	The compensation during the probationary period is _______ yuan per month;

4.	The salary paid by Party A to Party B shall not be lower than the lowest salary specified by local government;

5.	Party A shall raise the salary of Party B on the basis of improvement of economic profits;

6.	When Party A need to arrange Party B work beyond the standard work time after Party B finished the required work, Party A shall pay the compensation to Party B subject to the national requirements;

7.	If Party B stops the work not due to his/her own reason, Party A shall pay the allowance and living expenses during the work stopping.

VI.	Insurance and Benefits

1.
Both parties shall pay social insurance (including but not limited to pension, unemployment, medical, work-related injury and maternity insurance for female employees) in full and in time according to national laws and local relevant regulations.

If this labor contract is terminated, Party A shall transfer the social insurance for Party B after the termination.

2.
The treatment during the period of the work related injuries or occupational diseases or non-work related injuries and work related death or non-work related death shall be implemented according to the relevant national and local regulations.

3.	The treatment during the female employees’ pregnant, perinatal or lactation period shall be implemented according to the relevant national and local regulations.

4.	Party B is entitled to enjoy other insurance and benefits provided by the relevant national and local regulations.

VII.	Labor Discipline

1.	Party A shall establish completed internal rules and labor discipline, which shall not disobey the relevant national laws, regulations and rules.

2.	Party B shall strictly comply with Party A’s rules and bylaws and obey Party A’s management.

3.	If Party B violates the labor discipline and Party A’s bylaws, Party A has the right to discipline Party B.

VIII.	Termination of the Labor Contract

1.	This labor contract will be terminated when expiration.

2.	The non-fixed term labor contract will be terminated when Party B reaches the legal retirement age.

3.	This labor contract will be terminated when the agreed termination situation occurs. The agreed termination situation will be covered in this labor contract.

IX.	Change of the Labor Contract

In one of the following situations, both parties may change the relevant content of this contract:

(1)	Party A changes the line of production or adjusts the production content;

(2)	The relevant laws, regulations, rules and policies changed;

(3)	This contract can no longer be executed due to force majeure;

(4)	This contract can no longer be executed due to the change of Party B’s physical condition;

(5)	The contract can no longer be executed due to major changes in the objective conditions

X.	Dissolution of the Labor Contract

1.	This labor contract can be dissolved with the agreement reached by both parties.

2.	In one of the following situations, Party A can dissolve the labor contract at any time,

(1)	When Party B is proved during probation periods to be unqualified for employment;

(2)	When Party B seriously violates the labor disciplines or the rules or regulations of Party A;

(3)	When Party B causes great losses to Party A due to serious dereliction of duties or engagement in malpractices;

(4)	When Party B is brought to hold criminal responsibilities in accordance with law.

3.	In one of the following situations, Party A may dissolve this contract but shall serve a written notice to Party B 30 days in advance:

(1)	Party B, after a treatment of disease or non-job injuries, is unable to do the job arranged by Party A;

(2)	Party B is not competent for the job assigned to him/her and still falls short of the standards even after being trained or given other jobs.

(3)	The contract can no longer be changed by both parties according to the Article IX hereof.

4.
When the company comes to the brink of bankruptcy or when it runs deep into difficulties in business, Party A shall explain the situation to its trade union or all of its employees 30 days in advance, acquire the opinions from its trade union or the employees, and report to the labor authority, and then dissolves the labor contract.

5.	Party A shall not dissolve this contract, if one of the following cases occur with Party B:

(1)	Party B is in the period of treatment for diseases or injuries;

(2)	A woman worker is in the pregnancy, lying-in and breast-feeding period; and

(3)	Other cases as provided for by law or administrative decrees.

6.
Party B has been confirmed to have lost totally or partially the capabilities of work due to occupational disease or work-related injuries by labor evaluating committee above the county level, Party A shall not dissolve this contract according the clause 3 and 4 of Article X.

7.	Party B may dissolve the labor contract with 30 days written notice to Party A, but in one of the following situations, Party B may dissolve the labor contract at any time:

(1)	During the period of trial use;

(2)	Party A compels Party B to work by the use of force, threat or by means of illegally restricting personal freedom;

(3)	Party A fails to pay remuneration or provide the working conditions to Party B which agreed upon in this contract.

XI.	Other Issues Agreed by Both Parties

(May not violate the relevant national laws and regulations)

1.	Party B shall keep the confidentiality of Party A’s business secrets, such as technical standard data of process flows, company’s material.

2.
After the expiration, if this labor contract does not been renewed, Party B shall not engage in the similar work within 5 years.  If Party B causes the losses to Party A, although he/she does not engage in the similar work, Party A may require the compensation subject to the relevant laws and regulations.

3.
Party B shall give 20 days notice to Party A, when he/she dissolves the labor contract for other reasons to avoid the losses of Party A; If Party A disagree to dissolve the labor contract reasoning that Party A has no time to arrange the work for Party B, Party B shall fulfill the labor contract according to this contract.

XII.	Economic Compensations and Liability of Breaching the Labor Contract

1.
Party A shall give the economic compensations to Party B subject to the Measures for Economic Compensations due to Violation or Rescission of Labor Contracts issued by Ministry of Labor, when the labor contract is dissolved according to the clause 1, 3 and 4 of Article X.

2.	In the following situation, Party A shall give the economic compensations to Party B according to the Measures for Economic Compensations due to Violation or Rescission of Labor Contracts

If Party A

(1)	deducts Party B’s salary or delays the payment

(2)	refuses to pay the remunerations for additional working hours to Party B,

(3)	pays the salary which is lower than the lowest local salary standard;

(4)	fails to give economic compensations according to the national regulations after dissolution;

(5)	violates the national regulation with respect to protecting women and children and infringe their rights;

(6)	causes the damage to Party B due to the illegal dissolution of the labor contract.

3.
If Party B illegally dissolves the labor contract or violates the confidential clauses hereof and causes the economic losses of Party A, Party B shall compensate Party A’s losses subject to the relevant laws and regulations.

XIII.	Resolution of Labor Dispute

Any dispute arises out of this contract’s performance, any party can apply to the labor dispute mediation committee of their unit for mediation; if it can not be settled through mediation, the application can be filed to a labor dispute arbitration committee for arbitration within 60 days since the dispute occurs, or apply to a labor dispute arbitration committee for arbitration directly.  The party that has objections to the ruling of the labor arbitration committee can bring the case to a people’s court.

XIV.	If the conditions or treatments covered in this labor contract are lower than the collective labor contract, the collective labor contract shall prevail.

XV.	Any matter not covered in this labor contract will be implemented according to the national laws and regulations.

XVI.	Each party holds one copy. Any change or signature without legal authority is void.

Party A (chop)

Legal representative or authorized person (signature or chop)

Party B (signature or chop)

Execution Date

Name	ID Number	Signature

Authentication Authority (seal)

Authentication Person (signature or seal)

Date:

Modification of Labor Contract

Through the agreement of both parties, the modification of the labor contract singed on ___________________ is as follows:

___

Party A (Seal)

Party B (signature or seal)

Modification Date

Authentication Authority (chop)

Authentication Person (signature or chop)

Date: